Exhibit 99.1

CODE OF BUSINESS CONDUCT AND ETHICS

DSG GLOBAL INC.

Dated March 31, 2021

I. Introduction

This Code of Business Conduct and Ethics (the “Code of Conduct”) summarizes the ethical standards and policies that guide your conduct as an employee or other representative of DSG Global Inc. (the “Company”).

The purpose of this Code of Conduct is to promote ethical conduct, compliance with applicable laws and regulations, and deter wrongdoing. The policies outlined in this Code of Conduct are designed to ensure that the Company’s employees, including its officers (collectively referred to herein as “Employees”) and members of its board of directors (“Directors”), act in strict accordance with the letter and the spirit of the laws and regulations that apply to the Company’s business, and in a manner consistent with standards of high integrity. In addition to being bound by all other provisions of this Code of Conduct, the CEO and Finance Employees of the Company are subject to the Code of Ethics for the CEO, Senior Financial Officers and Employees with Financial Reporting Responsibilities included as part of this Code of Conduct. The Company expects its Employees and Directors to exercise good judgment to uphold these standards in their day-to-day activities, to avoid the appearance of impropriety, and to observe all applicable laws and regulations while conducting business on behalf of the Company.

Employees and Directors are expected to read the policies set forth in this Code of Conduct and ensure that they understand and comply with them. All Employees and Directors are required to abide by the Code of Conduct. The Code of Conduct should also be provided to and followed by the Company’s agents and representatives, including consultants, resellers and temporary workers. The Code of Conduct does not cover every issue that may arise, but it provides general guidelines for exercising good judgment. Employees and Directors should also refer to the Company’s other policies where applicable for implementing the general principles in this Code of Conduct.

Any questions about the Code of Conduct or the appropriate course of conduct in a particular situation should be directed to the Company’s Chief Executive Officer or Chief Financial Officer, as appropriate. Any violations of laws, rules, regulations or this Code of Conduct should be reported immediately in accordance with the Company’s Whistleblower Policy. The Company will not allow retaliation against an Employee or Director for a report made in good faith, and will take reasonable steps where possible to protect the anonymity of reporting parties where such anonymity is desired. Employees and Directors who violate this Code of Conduct will be subject to disciplinary action.

Each Employee and Director must sign the acknowledgement form in Appendix A to this Code of Conduct and return it to the Company’s Human Resources Department indicating that he or she has received, read, understood and agreed to comply with the Code of Conduct on at least an annual basis. The signed acknowledgment form(s) will be placed in the individual’s personnel file. Subsequently on an annual basis, employees will be asked to re-certify their knowledge and compliance with the code, and further, will be asked to confirm that they are not aware of any acts which they believe are not compliant with this Code of Conduct and applicable laws and regulations.

II. Ethical Standards of Conduct

The Company is committed to conducting business in a fair and open manner with the highest regard for its customers, employees and community. We expect all Employees and Directors to act with the highest ethical standards within the letter and spirit of the law. Our success depends not only on our skills and abilities, but on our integrity. During the course of his or her employment or service with the Company, each Employee and Director is expected to:

(a)	pursue Company objectives in a manner that does not impair the Company’s integrity or violate the trust of its Employees, customers or the public at large;

(b)	be truthful and accurate in all of his or her statements and actions on behalf of the Company;

(c)	protect the Company’s confidential information and property;

(d)	treat fellow Directors, Employees, customers, vendors and suppliers with respect and dignity and maintain fair and honest relationships with all customers, vendors, suppliers and other business partners;

(e)	observe all laws, regulations, ordinances, and rules applicable to the operation of the business;

(f)	ensure the quality and sustain the value of the Company’s products and services; and

(g)	avoid situations that may engender or give rise to the appearance of a conflict between personal interests and the business interests of the Company, except as permitted by this Code of Conduct or by law.

III. Compliance with Laws, Rules and Regulations

Employees and Directors must comply with all laws, rules and regulations applicable to the Company and its business, as well as applicable Company policies and procedures. Each Employee and Director must acquire appropriate knowledge of the legal requirements (including the Foreign Corrupt Practices Act and similar anti-corruption laws) relating to his or her duties and the country in which such Employee primarily renders services on behalf of the Company, sufficient to enable him or her to recognize potential problems and to know when to seek advice from the Company’s Chief Executive Officer or Chief Financial Officer. Violations of laws, rules and regulations may subject the violator to individual criminal or civil liability, as well as to discipline by the Company. These violations may also subject the Company to civil or criminal liability or the loss of business. Any questions as to the applicability of any law, rule or regulation should be directed to the Company’s Chief Executive Officer or Chief Financial Officer.

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IV. Insider Trading

The purpose of the Company’s Insider Trading Policy is to establish guidelines to ensure that all Employees and Directors comply with laws prohibiting insider trading. No Employee or Director in possession of material, nonpublic information may trade the Company’s securities (or advise others to trade) from the time they obtain such information until after the Company makes a public disclosure of such information in accordance with the Company’s external communications policies and applicable law. Anyone – including Employees and Directors – who knowingly trades Company securities while in possession of material, nonpublic information or who tips such information to others will be subject to appropriate disciplinary action up to and including termination. Insider trading is also a crime.

Employees and Directors also may not trade in the shares of other companies about which they learn material, nonpublic information through the course of their employment or service with the Company.

All employees must read and be familiar with the Company’s Insider Trading Policy.

V. Conflicts of Interest

A “conflict of interest” occurs when a person’s private interest interferes with the interests of the Company as a whole. A conflict situation can arise when an Employee or Director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an Employee or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Employees

As a representative of the Company, you are expected to avoid any activity that creates a situation in which your actions or loyalties are divided between personal interests and the Company’s interests, or between the Company’s interests and those of another entity or person. If you are unsure of whether an actual or potential conflict of interest exists, you should consult your manager or the Company’s Chief Executive Officer or Chief Financial Officer promptly. You are prohibited from entering into any transaction or relationship involving an actual or potential conflict of interest without the prior written approval from your manager, in consultation with the Company’s Chief Executive Officer or Chief Financial Officer, if you are an Employee who is not an executive officer, or (ii) the Company’s Board of Directors (or a Committee of the Board of Directors designated for such purpose), if you are the Chief Executive Officer, Chief Financial Officer, or an executive officer of the Company.

The list below contains examples of situations that may be deemed to constitute a conflict of interest requiring prior approval:

(a)	Owning, operating, acting as a director for or being employed as an employee or consultant by any business that competes, directly or indirectly, with the Company or that is related to the Company’s business (e.g. supplier, partner or customer).

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(b)	Engaging in any business transaction with the Company except in connection with its regular Employee programs.

(c)	Entering into a new, or significantly expanding an existing, direct or indirect personal financial relationship with a competitor, customer, or supplier; however, generally no conflict will be deemed to exist in the case of ownership of less than 1 percent of the publicly traded stock of a corporation.

(d)	Awarding a contract or entering into a financial transaction on the Company’s behalf (or encouraging other Employees to do so) with a family member or someone with whom an Employee has a significant personal or financial relationship.

(e)	Engaging in any other employment or extensive personal projects during work hours, or using the Company’s property in other employment.

(f)	Developing outside of the Company any intellectual property that is or may be related to Company’s current or potential business.

(g)	Soliciting the Company’s Employees, vendors, or customers to purchase goods or services of any kind for purposes not related to the Company’s business, or to make contributions to any organizations or in support of any non-Company authorized causes.

(h)	Soliciting or entering into any business or financial transaction with an Employee whom you supervise, either directly or indirectly.

In addition to the above activities that may require prior written approval, all Employees (including executive officers) are required to promptly notify their manager of any of the following events or circumstances:

(i)	Receiving or giving gifts which are outside of the bounds of reasonable and customary gifts in the industry. In addition, if you are giving a gift, it is your responsibility to ensure that your conduct complies with the limitations and approval requirements of the Company’s expense policies and its policies relating to international business activities.

(j)	Soliciting or entering into a romantic relationship with an Employee whom you either supervise, directly or indirectly, have influence over career decisions, or have access to sensitive personnel data. This guideline helps to ensure fair treatment and judgment across all Employee decisions.

(k)	Learning that a company with which you have an existing financial relationship (other than ownership of less than one percent of a publicly traded corporation) becomes a competitor, customer, or supplier of the Company.

Directors

Directors entering into relationships or transactions that could give rise to an actual or potential conflict of interest are expected to promptly notify the Chairman of the Board (or, if the Director is the Chairman of the Board, another member of the Board of Directors) and recuse themselves from participation in any deliberations or decisions made by the Board of Directors (or any Committee of the Board of Directors) relating to the matter giving rise to the actual or potential conflict. In addition, to the extent that a proposed transaction or activity could constitute a transaction with a “related person” within the meaning of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, such transaction may also require approval by disinterested members of the Board of Directors of the Company pursuant to the Company’s policies relating to related person transactions.

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VI. No Loans to Directors or Officers

It is the policy of the Company not to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any Director or executive officer of the Company. Any questions about whether a loan has been made to a Director or executive officer in violation of this policy should be directed to the Company’s Chief Executive Officer or Chief Financial Officer.

VII. Outside Directorships and Other Outside Activities

Although the activities of an Employee or Director outside the Company are not necessarily a conflict of interest, a conflict could arise depending upon the Company’s relationship with the other party with whom the Employee or Director is involved. Outside activities may also be a conflict of interest if they cause, or are perceived to cause, an Employee or Director to choose between that interest and the interests of the Company. You should not engage in any outside activity that interferes with your performance or responsibilities to the Company.

An Employee may not serve as a director, partner, employee of, or consultant to, or otherwise work for or receive compensation for personal services from, any affiliate, customer, partner, supplier, distributor, reseller, licensee or competitor of the Company or any other business entity that does or seeks to do business with the Company without prior written approval of the Company pursuant to this Code of Conduct. In no circumstance, however, will an Employee be permitted to serve as a director of a competitor of the Company. Serving in such a capacity for a company that is not an affiliate, customer, partner, supplier, distributor, reseller, licensee or competitor of the Company may be permitted, but such activities must be approved in advance by the Employee’s supervisor and the Chief Executive Officer or Chief Financial Officer.

Employees are encouraged to serve as a director, trustee or officer of non-profit organizations in their individual capacity and on their own time, but they must obtain prior approval from the Company’s Chief Executive Officer to do so as a representative of the Company.

The guidelines in this Section are not applicable to Directors that do not also serve in management positions within the Company.

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VIII. Corporate Opportunities

Employees and Directors are prohibited from:

(a)	Personally taking for themselves, or their family members, opportunities that are discovered through the use of corporate property, information or position;

(b)	Using corporate property, information or position for personal gain or for the gain of their family members; and

(c)	Competing with the Company.

In the interest of clarifying the definition of “Competing with the Company,” if any Director of the Company who is also a partner or employee of an entity that is a holder of the Company’s common stock, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of an opportunity of interest for both the Company and such Fund other than in connection with such individual’s service as a member of the board of directors of the Company (including, if applicable, such board member acquiring such knowledge in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund), then, provided that such director has acted in good faith, such an event shall be deemed not to be “Competing with the Company” under this Section.

Employees and Directors owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so in a legal and ethical manner arises.

IX. Fair Dealing

The Company seeks to excel while operating fairly and honestly, never through unethical or illegal business practices. Each Employee and Director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and Employees. No Employee or Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices. More specifically, we:

(a)	Prohibit the use or acceptance of bribes and any other form of improper payment to further our business interests and require all employees to abide by our policies relating to international business activities which prohibits this conduct;

(b)	Limit marketing and client entertainment expenditures to those that are necessary, prudent, job related and consistent with our policies and all applicable laws;

(c)	Require accurate communication in our advertising, literature and other public statements and seek to eliminate misstatements of fact or misleading impressions.

(d)	Reflect accurately on all invoices to customers the price and terms of sale for services sold or rendered;

(e)	Protect all proprietary data our customers, partners or suppliers provide to us as reflected in our agreements with them or as compelled by law;

(f)	Prohibit our representatives from otherwise taking unfair advantage of our customers, partners or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice; and

(g)	Require integrity, truthfulness and transparency in our dealings with others.

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X. Protection and Proper Use of Company Assets

Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees and Directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

Company assets include: (1) intellectual property such as patents, trademarks, copyrights, business and marketing plans, engineering ideas, designs, salary information and any unpublished financial data and reports (and unauthorized use or distribution of this information is a violation of Company policy); and (2) personal computers, tablets or communication devices provided to you by the Company for business use. The Company will not be responsible for any personal data stored on, or transmitted through Company owned devices.

XI. Confidentiality

Employees and Directors should maintain the confidentiality of information entrusted to them by the Company or its affiliates, customers, partners, distributors and suppliers, except when disclosure is specifically authorized by the Company or required by law. Any questions about whether information is confidential should be directed to the Company’s Chief Executive Officer or Chief Financial Officer.

Employees and Directors also have a duty to protect the Company’s intellectual property and other business assets. We take our intellectual property, business systems and the security of Company property very seriously. Good security is critical in protecting the intellectual property development that fuels the Company’s growth, the livelihood of its Employees, and its shareholders’ investments. The Company’s files, personal computers, networks, software, internet access, email, voice mail and other business equipment and resources are provided for business use and they are the exclusive property of the Company. Misuse of such Company property is not tolerated.

These and other obligations relating to confidentiality, security and the Company’s intellectual property can be found in your employment agreements.

XII. Equal Employment Opportunity

We value diversity and equal employment opportunity. We are committed to an employment environment that is free from all aspects of illegal discrimination. We employ, retain, promote, terminate and otherwise treat all Employees and job applicants based on merit, qualifications, competence and talent. We apply this policy without regard to any individual’s gender, race, color, religion, national origin, ancestry, pregnancy, age, sexual orientation, gender identity, marital or family status, veteran status, medical condition, disability or political belief.

XIII. Harassment

We will not tolerate harassment of any kind. We do not tolerate sexual harassment or harassment based on gender, race, color, religion, national origin, ancestry, pregnancy, age, sexual orientation, gender identity, marital or family status, veteran status, medical condition, disability or political belief, whether it’s verbal, physical or visual harassment, or a form of retaliation for any complaint of harassment.

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XIV. Health and Safety

The Company strives to provide each Employee with a safe and healthy work environment. Each Employee has responsibility for maintaining a safe and healthy workplace for all Employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use or possession of illegal substances in the workplace will not be tolerated.

XV. Reporting Obligations and Conduct of Investigations

This Code of Conduct reflects the importance of acting with integrity in everything we do at the Company. If you believe there has been a violation of this Code of Conduct, you have a responsibility to report it immediately in accordance with the Whistleblower Policy. Employees may bring any other concerns they have to their Human Resources representative or any member of the Company’s management team.

Anyone who believes that questionable accounting or auditing conduct or practices have occurred or are occurring should refer to the Whistleblower Policy for instructions on reporting such concerns.

All reports concerning violations of this Code of Conduct will be investigated promptly as described in the Whistleblower Policy. The Board of Directors also reserves the right to investigate any violation and determine appropriate disciplinary action on its own or to designate others to do so.

The Company’s Board of Directors or its designee will investigate violations and determine appropriate disciplinary action for matters involving members of the board of directors or executive officers.

Anyone violating this Code of Conduct will be subject to disciplinary action up to and including termination of employment or service. Anyone with knowledge of a violation who fails to promptly report or correct it, or who directs or approves a violation, may also be subject to disciplinary action, up to and including termination of employment or service. If you have any questions regarding your own conduct and how to act consistently with this Code, please seek assistance from any appropriate individual. If you are unsure of what to do in any situation, seek guidance before you act.

Any waivers of the provisions of this Code for executive officers or directors must be approved by the Board of Directors. All such waivers, and the reasons for them, will be publicly disclosed within four business days (or such period of time as may be required by applicable law or regulations).

XVI. No Retaliation

Any Employee or Director who observes possible unethical or illegal conduct is encouraged to report his or her concerns. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or suspected violation of law, this Code of Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

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Any Employees or Directors involved in retaliation will be subject to serious disciplinary action by the Company. Such actions by Employees or Directors could also subject the Company to criminal or civil actions for acts of retaliation.

XVII. Code of Ethics for the CEO and Senior Financial Officers and Employees with Financial Reporting Responsibilities

In addition to being bound by all other provisions of this Code of Conduct, the Chief Executive Officer, the Chief Financial Officer and other senior financial officers, and Company employees with financial reporting responsibilities are subject to the following additional specific policies:

(a)	The Chief Executive Officer and all senior financial officers and employees with financial reporting responsibilities are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC and in other public communications made by the Company. Accordingly, it is the responsibility of such officers and employees to promptly bring to the attention of the non-employee members of the Board of Directors of the Company (the “Outside Directors”) any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Outside Directors in fulfilling their responsibilities.

(b)	Each such employee shall promptly bring to the attention of the Outside Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

(c)	Each such employee shall promptly bring to the attention of the Outside Directors, and, in the case of each senior financial officer, the Chief Executive Officer, any information such officer may have concerning any violation of the Code of Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other Employees who have a significant role in the Company’s financial reporting, disclosures or internal controls in accordance with the Company’s Whistleblower Policy.

(d)	Each such employee shall promptly bring to the attention of the Outside Directors (and, in the case of each senior financial officer, the Chief Executive Officer), any information such officer may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof in accordance with the Company’s Whistleblower Policy.

(e)	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Conduct or of these additional procedures by the Chief Executive Officer and the Company’s senior financial officers, and employees with financial reporting responsibilities. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Conduct and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and potential termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation occurred once or repeatedly, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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APPENDIX A

TO

CODE OF CONDUCT

ACKNOWLEDGEMENT OF RECEIPT OF

CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the DSG Global Inc. Code of Business Conduct and Ethics (“Code of Conduct”). I understand the standards and policies contained in the Code of Conduct and understand that there may be additional policies or laws specific to my job. I agree to comply with the Code of Conduct.

If I have questions concerning the meaning or application of the Code of Conduct, any Company policies or procedures, or the legal and regulatory requirements applicable to my job, I know that I can consult with any member of the Company’s management team, my Human Resources representative or the Chief Executive Officer or Chief Financial Officer.

Print Name

Signature

Date

Please sign and return this form to the Human Resources Department.